Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-110149 and 333-128151 on Form S-8, Registration Statement No. 333-160394 on Form S-3, and Registration Statement Nos. 333-133911 and 333-160395 on Form S-4 of our reports dated February 26, 2010, relating to the consolidated financial statements and financial statement schedule of LKQ Corporation and subsidiaries (which expressed an unqualified opinion and included an explanatory paragraph relating to the Company’s adoption in 2009 of Financial Accounting Standards Board Accounting Standards Codification 805, Business Combinations) and the effectiveness of LKQ Corporation and subsidiaries’ internal controls over financial reporting, appearing in this Annual Report on Form 10-K of LKQ Corporation for the year ended December 31, 2009.

/s/ DELOITTE & TOUCHE LLP
Deloitte & Touche LLP

Chicago, Illinois

February 26, 2010